EXHIBIT 99-1

                      [On California Amplifier letterhead]


FOR IMMEDIATE RELEASE:

               California Amplifier Appoints James Ousley
                     to Board of Directors


OXNARD, CA, April 21, 2004 - California Amplifier, Inc. (Nasdaq: CAMP) announced that James E. Ousley was appointed to the Company's Board of Directors yesterday, increasing the size of the Board to eight directors.

Mr. Ousley most recently served as President, CEO and Director of Vytek Corporation from 2000 until April 12, 2004, when the merger of California Amplifier and Vytek became effective. Prior to joining Vytek, he served as President and CEO of Syntegra USA, a global e-Business solutions provider and a division of British Telecommunications. From 1991 to 1999, Ousley served as President and CEO of Control Data Systems, which was acquired by British Telecommunications in 1999. From 1968 to 1991, he held various operational and executive management positions for Control Data Corporation (now Ceridian), a global computing, software, services and peripherals company. Mr. Ousley serves on the boards of ActivCard, Inc. (Nasdaq:ACTI), Bell Microproducts, Inc. (Nasdaq:BELM), Datalink, Inc. (Nasdaq:DTLK), Norstan, Inc. (Nasdaq:NRRD) and Savvis Communications, Inc. (Nasdaq:SVVS). Mr. Ousley holds a Bachelor of Science degree from the University of Nebraska.

"We're pleased to have Jim Ousley join the Board of California Amplifier. Jim has been a driving force behind Vytek's rapid growth and strategic direction. We expect to benefit from his decades of experience in leadership positions with technology and telecommunications companies," stated Fred Sturm, California Amplifier's Chief Executive Officer.

About California Amplifier, Inc.
California Amplifier, Inc. designs, produces and markets system and subsystem products and software applications that enable the delivery of video, data and voice content via wireline or RF transmission media. The Company also provides professional consulting and engineering services associated with these wireline and wireless technologies. These products, applications and engineering services are marketed to entertainment and telecommunications service providers, original equipment manufacturers, and enterprise customers. California Amplifier, Inc. is headquartered in Ventura County, California. For more information visit: www.calamp.com.


For more information, contact:
       Crocker Coulson                       Rick Vitelle
       Partner                               Chief Financial Officer
       CCG Investor Relations                California Amplifier, Inc.
       (818) 789-0100                        (805) 987-9000, extension 8344
       crocker.coulson@ccgir.com

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